Exhibit 10.10

PATENT SUBLICENSE AGREEMENT

Between

CERAGENIX CORPORATION

and

OSMOTICS CORPORATION

Dated as of August 15, 2006

PATENT SUBLICENSE AGREEMENT

This PATENT SUBLICENSE AGREEMENT (this “Agreement”) is entered into this 15th day of August, 2006 (the “Effective Date”), by and between Ceragenix Corporation (“Ceragenix”), a Colorado corporation, and Osmotics Corporation (“Osmotics”), a Colorado corporation (each a “Party,” and collectively, the “Parties”).

RECITALS

WHEREAS, on June 28, 2000 Osmotics Corporation entered into an Exclusive License Agreement for Lipids for Epidermal Moisturization and Repair of Barrier Function with The Regents of the University of California (the “UCSF Agreement”);

WHEREAS, on January 24, 2005 the Parties entered into a Technology Transfer Agreement (“TTA”) whereby Osmotics agreed to, among other things, work in good faith with The Regents of the University of California (“The Regents”) to assign its rights in the “prescription applications” that flowed from US Patent No. 5,643,899 (the “Barrier Repair Technology”), the resulting patent of the UCSF Agreement to Osmotics Pharma, Inc. (“OPI”), the predecessor in interest to Ceragenix;

WHEREAS, as part of the TTA, Osmotics granted OPI, exclusive right to “prescription applications” under the terms of a future sublicense agreement until such time as the aforementioned assignment was consummated;

WHEREAS, pursuant to the TTA, Osmotics retained all license rights to “cosmetic applications” that flowed from the Barrier Repair Technology;

WHEREAS, coterminous with execution of the TTA, the parties entered into a License Agreement (“License”) whereby the future sublicense contemplated in the TTA was consummated;

WHEREAS, on May 10, 2005 the Parties entered into an Agreement Not to Compete (“Non-compete”) whereby during the “Noncompetition Period” (as such term is defined in the Non-compete) Osmotics agreed not to engage in: a) certain research and development activities; b) certain marketing activities of the Barrier Repair Technology; and c) performance of any third party services or other activities that currently were or may have become competitive with Ceragenix;

WHEREAS, on May 11, 2005, The Regents, Osmotics, and OPI executed a Consent to Substitution of Party (“Consent”) whereby OPI was substituted for Osmotics as the licensee with The Regents under the UCSF Agreement;

WHEREAS, on June 22, 2005, OPI officially changed its name to Ceragenix Corporation;

WHEREAS, in light of the Consent, the parties must execute a new sublicense whereby Ceragenix grants limited sublicense rights in the Barrier Repair Technology to Osmotics;

NOW THEREFORE, for the consideration set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01           General.  As used herein, the following terms shall have the following meanings:

 “Affiliate” means with respect to any specified Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.

“Barrier Repair Technology” means the specific combination of ceramides, cholesterol and fatty acids which are able to create a human-like skin barrier embodied in the Licensed Patent.

“Ceragenix Indemnitee” means Ceragenix, its Affiliates, and each of their respective directors, officers, employees, agents, successors and assigns.

“Confidential Information” means all nonpublic proprietary information and materials (whether or not patentable), disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), irrespective of the manner in which the Disclosing Party disclosed such information, in furtherance of this Agreement, including, but not limited to, trade secrets, substances, formulations, techniques, methodology, equipment, data, reports, correspondence, know-how, manufacturing documentation and sources of supply, as well as the  terms of this Agreement.

“Consent” means the Consent to Substitution of Party dated May 11, 2005 between Osmotics, OPI, and The Regents, attached hereto as Exhibit A.

“Indemnified Party” means a Person seeking indemnification from a Party pursuant to and in accordance with the terms and conditions of this Agreement.

“Indemnifying Party” means the Party from whom an Indemnified Party seeks indemnification pursuant to and in accordance with the terms and conditions of this Agreement.

“Intellectual Property” means all intellectual property rights, including without limitation (i) United States and foreign patents and patent applications, divisions, continuations, continuations-in-part, reissues, renewals, reexaminations, requests for continued examination, supplemental registrations or extensions thereof, (ii) trademarks, whether registered or unregistered, and applications for registration thereof, (iii) copyrights, whether registered or unregistered, and applications for registration thereof, and (iv) trade secrets, know-how, technology, proprietary information and data, including, without limitation, formulae, procedures, plans, methods, processes, specifications, models, protocols, techniques and experimentation, and design, testing and manufacturing data, and products, compositions, and procedures.

“Law” means the Act and any other United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law.

“Licensed Field” means cosmetic, non-prescription uses of the Barrier Repair Technology.  For purposes of this Agreement, cosmetic, non-prescription uses shall be defined as any product not for sale in pharmacies, doctors’ offices, hospitals or any other similar dispensing facility pursuant to a physician’s written order.

“Licensed Method” means any method in the Licensed Field which is (a) is covered in whole or in part by any claim of an issued, unexpired Licensed Patent, where such claim has not been adjudged invalid or otherwise become invalid or unenforceable or (b) is covered in whole or in part by any claim being prosecuted in a Licensed Patent that is in the form of a pending patent application, but shall not have a meaning beyond the scope of the term “Licensed Method” as defined in the UCSF License Agreement.

“Licensed Patent” means U.S. Patent No. 5,643,899, all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all foreign equivalents thereof, but shall not have a meaning beyond the scope of the term “Regents’ Patent Rights” as defined in the UCSF Agreement.

“Licensed Products” means any product, application, treatment or part thereof in the Licensed Field, the manufacture, use or sale of which (a) is covered in whole or in part by any claim of an issued, unexpired Licensed Patent, where such claim has not been adjudged invalid or otherwise become invalid or unenforceable or (b) is covered in whole or in part by any claim being prosecuted in a Licensed Patent that is in the form of a pending patent application, but shall not have a meaning beyond the scope of the terms “Licensed Product” as defined in the UCSF License Agreement.

“Losses” means any losses, liabilities, claims asserted, awards, interest, judgments, penalties, expenses (including, without limitation, reasonable attorneys’ fees and expenses), costs or damages.

“Non-compete” means the Agreement Not to Compete dated May 10, 2005 between Osmotics and OPI attached hereto as Exhibit B.

“Osmotics Indemnitee” means Osmotics, its Affiliates, and each of their respective directors, officers, employees, agents, successors and assigns.

“Person” means an individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other entity (including, without limitation, any “syndicate” or “group” within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934).

“Skinmedica License” means that certain license agreement between Osmotics and Skinmedica, Inc., dated June 20, 2003, a copy of which is attached hereto as Exhibit D.

“Triceram™” means a ceramide dominated formulation of the Licensed Product.

 “UCSF Agreement” means the Exclusive License Agreement for Lipids for Epidermal Moisturization and Repair of Barrier Function executed by Osmotics and The Regents of the University of California dated January 28, 2000, attached hereto at Exhibit C.

ARTICLE II
GRANT OF PATENT SUBLICENSES

Section 2.01           Patent Sublicense to Osmotics.  The Parties acknowledge and agree that pursuant to the UCSF Agreement and subsequent Consent, The Regents granted  Ceragenix an exclusive license under the Licensed Patents.  Subject to the terms of the Non-compete, Ceragenix hereby grants to Osmotics worldwide sublicense under the Licensed Patents to make, have made, use, import, offer to sell, sell and have sold Licensed Products and the Licensed Method in the Licensed Field.  Other than the Skinmedica License, Osmotics shall have no right to grant any other sublicense under the Licensed Patent except to the extent necessary to have the Licensed Products made or to use the Licensed Method to manufacture the Licensed Products.  Nothing herein is intended to grant a sublicense greater in scope than the license granted to Ceragenix under the UCSF Agreement and Consent.

Section 2.02           Termination of UCSF Agreement.  The Parties acknowledge and agree that Ceragenix is not the owner of the Licensed Patents and Ceragenix is sublicensing the Licensed Patents to Osmotics pursuant to Ceragenix’s rights under the UCSF Agreement.  In the event of a breach of the UCSF Agreement by Ceragenix that is not cured pursuant to the terms of the UCSF Agreement, The Regents may be entitled, at its option, to either (i) take over all rights, duties and obligations, as licensor, in Ceragenix’s name, place and stead; or (ii) require termination of this Agreement

Section 2.03           Purchase of Non-Prescription Rights.  Ceragenix may, at its sole option, at anytime during the term of this Agreement, purchase from Osmotics the rights under this Agreement for the non-prescription formulation of the Barrier Repair Technology known as Triceram™, under the following terms (the “Purchase Option”):

(a)           Ceragenix shall provide Osmotics with 30 days prior written notice of the exercise of the Purchase Option, which notice shall state the date on which the exercise of the Purchase Option shall be completed (the “Transfer Date”)

(b)           The purchase price under the Purchase Option shall be $616,000 (the “Exercise Price”).  Upon execution of this Agreement, Ceragenix shall make a payment to Osmotics of $50,000 and an additional $50,000 payment upon consummating either a financing transaction of at least $2,500,000 or an out-license agreement of similar value for EpiCeram® (the “Down Payment”)

(c)           On the Transfer Date, (i) Ceragenix shall pay to Osmotics the full Exercise Price in cash or other immediately available funds (less the Down Payment); (ii) Osmotics shall cease all sales of Triceram™; and (iii) Osmotics shall transfer to Ceragenix all unsold inventory and all other contracts or rights relating to the sale, marketing, distribution or manufacture of Triceram™, free and clear of any lien or encumbrance.

(d)           Effective on the Transfer Date, Osmotics shall have no rights under this Agreement or otherwise to have any Licensed Product made or use the Licensed Method to manufacture any Licensed Product utilizing the Triceram™ formulation, or any reformulation of the Triceram™ formulation, as it now exists or as it exists at the time of the exercise of the Purchase Option.

(e)           Osmotics agrees to take all necessary action and to execute all documents, filings and statements as requested by Ceragenix in connection with the exercise of the Purchase Option to fully vest in Ceragenix any and all rights acquired by such exercise.

ARTICLE III
REPORTS AND PAYMENTS

Section 3.01           Fees and Royalties.

(a)           License Maintenance Fee.  Osmotics agrees to pay Ceragenix one-half (½) the License Maintenance Fee set forth in Section 6 of the UCSF Agreement.

(b)           Royalty.  Osmotics agrees to pay Ceragenix: (i) all amounts that are due under the UCSF Agreement as a result of any sales or otherwise pursuant to or arising out of the Skinmedica License; and (ii) either (1) one-half the minimum royalty set forth in Section 7.2 of the UCSF Agreement (the “Minimum Royalty”), or (2) if royalty payments by Ceragenix under the UCSF Agreement exceed the Minimum Royalty, then Osmotics shall pay a royalty of 5% of net sales (as defined in the UCSF Agreement) of Osmotics Licensed Products (the “Net Sales Payment”), provided, however, if Ceragenix exercises the Purchase Option under Section 2.03, above, then, commencing on the Transfer Date, the royalty to be paid by Osmotics to Ceragenix shall be the amounts provided under Section 3.01(b)(i) and Section 3.01(b)(ii)(2), without consideration of the Minimum Royalty.

(c)           Payment Terms.  Amounts payable under Section 3.01(b) shall be paid as follows:  (i) any amount payable under the UCSF Agreement pursuant to or arising out of the Skinmedica License shall be paid to Ceragenix on the date such amount is due under the UCSF Agreement; (ii) the Minimum Royalty shall be paid on an annual basis by Osmotics to Ceragenix on or before the date such payment is due under the UCSF Agreement; (iii) the Net Sales Payment, shall be paid quarterly by Osmotics to Ceragenix within 30 days of the end of the  applicable quarter.  If Osmotics fails to remit payment or a report stating no payment is due for a particular period, then Ceragenix shall be entitled to provide notice of such failure.  If Osmotics fails to pay any amount that is due hereunder within fifteen (15) days of such notice of late payment, then, at anytime thereafter, Ceragenix shall have the right to immediately terminate this Agreement in its sole discretion.  Any late payment shall be subject to interest of one and one half percent (1½ %) per month, or the highest amount allowed by law, if less, until such amount is fully paid.

(d)           Royalty Report.  With each payment paid by Osmotics to Ceragenix pursuant to Section 3.01, Osmotics shall provide to Ceragenix a report of Osmotics’ sales of Licensed Products.  Such reports shall include: (i) the number of Licensed Products sold; (ii) the royalties, in U.S. dollars, payable with respect to the Licensed Products; (iii) the method used to calculate the royalty; (iv) the exchange rate used, if any; and (v) all of the foregoing with respect to the Skinmedica License.

Section 3.02           Records.  Osmotics agrees to keep full and complete records for a period of five (5) years following the manufacture, sale, use or other disposition of Licensed Products and Licensed Method in sufficient detail to enable Ceragenix to determine what, if any, royalties are due from Osmotics collected hereunder may be due and payable by Ceragenix to The Regents under the UCSF Agreement.

Section 3.03           Audit Rights.  Osmotics shall permit a certified public accountant, reasonably acceptable to Osmotics, and appointed by Ceragenix, at Ceragenix’s expense, to examine the books, ledgers and records of Osmotics relating to the sales of Licensed Products, the use of the Licensed Method and activity under the Skinmedica License during regular business hours, on one week’s prior notice, for the purpose of verifying, and only to the extent necessary to verify, royalties due to The Regents under the UCSF Agreement, but in no event more than once per calendar year.  The accountant shall maintain all information received during such examination in confidence.  The Ceragenix shall bear the full cost and expense of such audit, unless the audit reveals a shortfall in payments of five percent (5%) or more in which case the cost of the audit shall be borne by Osmotics.

ARTICLE IV
INFRINGEMENT AND MAINTENANCE

Section 4.01           Notice of Infringement.  Each Party will promptly notify the other Party and The Regents in writing if it knows or has reason to know that the Licensed Patents are being infringed in the Licensed Field by any Person.

Section 4.02           Maintenance of Licensed Patents.  Each Party shall use commercially reasonable efforts to cooperate with each other and The Regents to prosecute, prepare and maintain the Licensed Patents.  Each Party will promptly notify the other in writing as to all material matters that come to its attention that may affect the preparation, prosecution, maintenance or validity of the Licensed Patents.

Section 4.03           Notice of Infringement under Law.  If either party receives notice pertaining to infringement or potential infringement of the Licensed Patent under the Drug Price Competition and Patent Terms Restoration Act of 1984 (and/or foreign counterparts to this Law), then that party shall notify the other party within ten (10) days after receipt of notice of infringement.

Section 4.04           Costs of Maintenance.  Each party shall equally bear the cost of preparing, filing, prosecuting and maintaining all U.S. and foreign patent applications contemplated by this Agreement, if any.  Costs billed by The Regents counsel will be rebilled to Ceragenix.  Ceragenix shall bill half the amount to Osmotics; provided, however, if Ceragenix exercises the Purchase Option as provided in Section 2.03, above, then Osmotics and Ceragenix shall each bear such costs billed by the Regents in the same proportion as each pays royalties under the UCSF License, including amounts paid by Osmotics under Section 3.01, above.  For purposes of the foregoing calculation, royalties paid by Osmotics shall be divided by the total royalties paid by Ceragenix to the Regents for the most recent reporting period, inclusive of Royalties paid for product sales by Osmotics.   All payments are due within thirty (30) days of submission of invoice.

ARTICLE V
MARKING AND INFRINGEMENT

Section 5.01           Marking.  Osmotics shall mark all Licensed Products made, used, or sold under the terms of this Agreement, or their containers, as applicable, in accordance with the applicable patent marking laws.

Section 5.02           Patent Infringement.  If Osmotics learns of substantial infringement of the Licensed Patent, then Osmotics shall promptly notify Ceragenix to call its attention thereto in writing and provide reasonable evidence of infringement.  Neither party will notify a third party of the infringement of any of the Licensed Patents without first obtaining consent of the other party, which consent shall not be unreasonably withheld.  Both parties agree to use best efforts in cooperation with each other and The Regents to terminate infringement without litigation.

Section 5.03           Patent Infringement Prosecution.  Osmotics may request that Ceragenix take legal action against infringement of the Licensed Patents.  In such an event, Ceragenix will follow the procedure set forth in Section 19.2 of the UCSF Agreement whereby The Regents has the right of first refusal with respect to prosecuting infringement claims.  In the event The Regents opt not to pursue a claim, Ceragenix shall makes its own determination as to whether it wishes to pursue a claim and shall communicate same to Osmotics as promptly as reasonably possible.

ARTICLE VI
WARRANTIES AND INDEMNIFICATION

Section 6.01           Mutual Representations.  Each Party hereby represents and warrants to the other Party as follows:

(a)           The execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary action on the part of such Party.

(b)           This Agreement has been duly executed and delivered by such Party and, assuming due authorization, execution and delivery by the other Party, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights and remedies generally, and (ii) the effect of general equitable principles, regardless of whether asserted in a proceeding in equity or at law.

(c)           Such Party’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby does not and will not (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws (or similar organizational documents) of such Party, (ii) conflict with or violate any Law or governmental order applicable to such Party or its assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of its outstanding shares of common stock or preferred stock or any of the assets or properties of such Party pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party or by which any of such Party’s shares of common stock or preferred stock or any of the Party’s assets or properties is bound or affected.

(d)           It is not a party to any litigation relating to, or that could reasonably be expected to affect, its ability to perform its obligations under this Agreement.

Section 6.02           Ceragenix Warranty.  Ceragenix represents and warrants that it is a licensee under the Licensed Patents with the right to grant the sublicense set forth in Section 2.01 of this Agreement.

Section 6.03           DISCLAIMER.  EXCEPT AS EXPLICITLY PROVIDED IN THIS ARTICLE, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS, IMPLIED, OR STATUTORY, AND THE PARTIES EXPRESSLY DISCLAIM ALL OTHER WARRANTIES.

Section 6.04           Ceragenix Indemnity.  The Ceragenix shall indemnify, defend and hold harmless each Osmotics Indemnitee from any and all Losses actually suffered or incurred by Osmotics arising out of or resulting from the breach of any representation or warranty, covenant or agreement by Ceragenix contained in this Agreement.

Section 6.05           Osmotics Indemnity.  Osmotics agrees to indemnify, defend and hold harmless each Ceragenix Indemnitee from and against any and all Losses actually suffered or incurred by Ceragenix arising out of or resulting from the breach of any representation or warranty, covenant or agreement by Osmotics contained in this Agreement.  This indemnification includes, but is not limited to, any product liability.

Section 6.06           Indemnification Procedure.

(a)           Any Indemnified Party seeking indemnification under this Agreement shall give prompt written notice to the Indemnifying Party of any claim, assertion, event or proceeding by or in respect of a third party of which such Indemnified Party has knowledge concerning any Losses as to which such Indemnified Party may request indemnification hereunder; provided, however, that the failure to provide or a delay in providing such notice shall not release the Indemnifying Party from any of its obligations under this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure or delay and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Agreement.

(b)           The Indemnifying Party shall have the right to assume, through counsel of its own choosing, the defense or settlement of any claim or proceeding the subject of indemnification hereunder at its own expense, so long as the Indemnifying Party first acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any and all Losses that may result from such claim or proceeding.  If the Indemnifying Party elects to assume the defense of any such claim or proceeding, the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party with respect to its assumption of such defense shall be borne and paid by the Indemnified Party.  Notwithstanding the foregoing, the Indemnified Party shall have the right to employ separate counsel at the Indemnifying Party’s expense and to control its own defense of any such claim or proceeding if, a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party that would make such separate representation advisable under applicable standards of professional conduct.

(c)           If the Indemnifying Party elects to assume the defense of any claim or proceeding, no settlement in respect of any third-party claim may be effected by the Indemnifying Party without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.  If the Indemnifying Party fails to undertake any such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof at the Indemnifying Party’s expense.  Notwithstanding anything herein to the contrary, regardless of whether the Indemnifying Party has assumed the defense of any claim or proceeding pursuant to this Section 5.07(c), the Indemnified Party shall not settle any claim or proceeding without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed; provided that the Parties agree that it shall be reasonable for the Indemnifying Party to withhold its consent if any such settlement involves any admission of liability or wrongdoing by the Indemnified Party or the Indemnifying Party.

Section 6.07           Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT.  CERAGENIX’S MAXIMUM LIABILITY FOR ANY CLAIMS HEREUNDER SHALL BE LIMITED TO DIRECT DAMAGES NOT TO EXCEED THE FEES AND ROYALTIES PAID BY OSMOTICS IN THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

Section 6.08           Insurance.  Osmotics, at its sole cost and expense, shall insure its activities in connection with this Agreement and obtain, and keep in force and maintain insurance as follows or an equivalent program of self-insurance.

Section 6.09           Insurance Limits.  Comprehensive or commercial form general liability insurance (contractual liability included) with limits as follows:

(a)           Each Occurrence - $1,000,000

(b)           Products/Completed Operations Aggregate - $5,000,000

(c)           Personal and Advertising Injury - $1,000,000

(d)           General Aggregate (commercial form only) - $5,000,000

The coverage and limits referred to under the above do not in any way limit the liability of Osmotics.  Osmotics shall furnish Ceragenix with certificates of insurance showing compliance with all requirements.  Certificates must: (a) provide for thirty (30) days’ advance written notice to Ceragenix of any modification; (b) indicate that Ceragenix has been endorsed as an additional insured under the coverage referred to above; (c) include a provision that the coverage will be primary and will not participate with nor will be excess over any valid and collectable insurance or program of self-insurance carried or maintained by Ceragenix.

ARTICLE VII
CONFIDENTIALITY

Section 7.01           Confidentiality.  During the Term of this Agreement and for the period of three (3) years thereafter, the Receiving Party shall maintain Confidential Information in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement.  The Receiving Party hereby shall exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, or agents.  Upon termination of this Agreement, each Party hereby shall return to the other Party, upon demand, all Confidential Information in its possession or, upon demand, to destroy such Confidential Information and provide a certificate to the other Party of such destruction signed by an officer of the destroying Party.

Section 7.02           Release from Restrictions.  The provisions of Section 7.01 shall not apply to any information disclosed hereunder that:

(i)                                     is lawfully disclosed to the Receiving Party by an independent, unaffiliated third Party rightfully in possession of the Confidential Information and under no confidentiality or fiduciary obligation not to make disclosure;

(ii)                                  becomes published or generally known to the public through no fault or omission on the part of the Receiving Party;

(iii)                               is developed independently by the Receiving Party without access to the Confidential Information of the Disclosing Party;

(iv)                              is legally required to be disclosed; provided, however, the Receiving Party shall continue to treat such information as confidential pursuant to

Section 7.01 unless and until such information becomes published or generally known to the public through no fault or omission on the part of the Receiving Party; or

(v)                                 a Party is legally compelled to disclose; provided, however, that the Receiving Party shall provide prompt written notice of such requirement to the Disclosing Party so that the Disclosing Party may seek a protective order or other remedy or waive compliance with Section 7.01; and provided further that if such protective order or other remedy is not obtained or the Disclosing Party waives compliance with Section 7.01, the Receiving Party shall be permitted to furnish only that portion of such Confidential Information that is legally required to be provided and the Receiving Party shall exercise its reasonable best efforts to obtain assurances that confidential treatment shall be accorded such information.

Section 7.03           Public Announcements and Publications.  Except as required by Law or by the requirements of any securities exchange on which the securities of a Party hereto are listed, no Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party, and the Parties shall cooperate as to the timing and contents of any such press release or public announcement.

ARTICLE VIII
TERM AND TERMINATION

Section 8.01           Term.  The term of this Agreement shall commence on the Effective Date and shall terminate upon the expiration of the last to expire of the Licensed Patent, unless earlier terminated in accordance with this Article VIII.

Section 8.02           Mutual Consent.  The Parties may terminate this Agreement by the mutual written consent of both Parties.

Section 8.03           Termination by Ceragenix.  In addition to termination under Section 3.01(c), above, this Agreement may be terminated by Ceragenix in the event that Osmotics is in material breach of any provision contained in this Agreement and any such breach shall not have been remedied within thirty (30) days after receipt of written notice from Ceragenix specifying (i) such breach and (ii) intention to terminate if such breach is not cured within thirty (30) days.

Section 8.04           Survival.

(a)           In addition to any clause which by its express term survives termination or expiration, the respective rights and obligations of the Parties under the provisions of Sections 3.01, 3.03, Articles VI and VII, Section 8.04(a), and Article IX  shall also survive any termination or expiration of this Agreement.  Upon termination of this Sublicense Agreement for any reason, Osmotics shall prepare a final report detailing its activities pursuant to this Agreement and any royalty payments due to Ceragenix.  Said report shall be submitted to Ceragenix within sixty (60) days of termination of this Agreement.  Osmotics’s obligation to pay royalties accrued through the date of termination of this Agreement shall survive termination and shall be payable to Ceragenix as if the Agreement had not been terminated.  Ceragenix’s obligation to pay royalties accrued through the date of termination of this Agreement to The Regents shall survive termination of this Agreement.

(b)           Upon termination of this Agreement for any reason, unless otherwise agreed to by the Parties, all licenses granted to Osmotics shall terminate, and Ceragenix’s license pursuant to the UCSF Agreement shall be unencumbered by any license granted pursuant to this Agreement.

ARTICLE IX
MISCELLANEOUS

Section 9.01           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made: (a) on the date of delivery if delivery in person; or (b) on the date of mailing if delivered by or registered or certified mail (postage prepaid, return receipt requested) or by an internationally recognized overnight courier service to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.01):

(a)           if to Ceragenix:

Ceragenix Corporation

1444 Wazee Street

Suite 210

Denver, CO 80202

Attn:  Steven Porter, CEO

Telephone:  720-946-6440

Facsimile:   303-534-1860

(b)           if to Osmotics:

Osmotics Corporation

1444 Wazee Street

Suite 210

Denver, CO 80202

Attention:  Francine E. Porter, President

Telephone:  303-534-1800

Facsimile:   303-534-1860

Section 9.02           Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of the Agreement.

Section 9.03           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 9.04           Entire Agreement.  This Agreement constitutes the entire agreement of the Parties with respect to the subject matter thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter thereof.

Section 9.05           Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  Neither Party may assign this Agreement without the prior written consent of the other Party.  No assignment by either Party permitted hereunder shall relieve the applicable Party of its then-existing obligations under this Agreement.

Section 9.06           No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

Section 9.07           Change of Control.  In the event of a change of control of Ceragenix or Osmotics, this Agreement and all rights and obligations of each Party shall survive such change of control unaffected.

Section 9.08           Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by authorized representatives of Ceragenix and Osmotics.

Section 9.09           Governing Law and Venue.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Colorado.  The Parties unconditionally and irrevocably agree and consent to the exclusive jurisdiction of the courts located in the state of Colorado and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and further agree not to commence any such action, suit or proceeding except in any such court.

Section 9.10           Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.11           No Waiver.  The failure of either Party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such Party thereafter to enforce such provisions.

Section 9.12           Independent Contractor.  In performing under this Agreement, each Party shall be acting as an independent contractor and shall not be considered or deemed to be an agent, employee, joint venturer, or partner of the other Party.  Each Party shall at all times maintain complete control over its personnel and operations.  Neither Party shall have, or shall represent that it has any power, right or authority to bind the other Party to any obligation or liability, or to assume or create any obligation or liability on behalf of the other Party.

Section 9.13           Statement of Intent With Respect to Bankruptcy.  The Parties intend that all rights and licenses granted under this Agreement with respect to Licensed Patents are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, 111 U.S.C. § 101, et seq. (“Bankruptcy Code”), licenses of rights to “intellectual property” and an executory contract as defined in the Bankruptcy Code.  Each Party, as a licensee of intellectual property, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

Section 9.14           Registration and Filing of this Agreement.  Notwithstanding Article VII, to the extent, if any, that a Party concludes in good faith that it is required to file or register this Agreement or a notification thereof with any governmental authority, including, without limitation, the U.S. Securities and Exchange Commission, such Party shall inform the other Party thereof and both Parties shall cooperate each at its own expense in such filing or notification and shall execute all documents reasonably required in connection therewith.  In such filing or registration, the Parties shall request confidential treatment of sensitive provisions of the Agreement, to the extent permitted by Law.  The Parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to this Agreement, and shall cooperate to respond to any request for further information therefrom on a timely basis.

Section 9.15           Failure to Perform.  If either party finds it necessary to undertake legal action against the other on account of failure of performance hereunder, then the prevailing party shall be entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

Section 9.16           Government Approval.  Osmotics shall notify Ceragenix if it becomes aware that this Agreement is subject to any U.S. or foreign government reporting or approval requirement.  Osmotics shall make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such report or approval.

Section 9.17           Export Control.  Osmotics shall observe all applicable U.S. and foreign laws with respect to the transfer of Licensed Product and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the Effective Date.

CERAGENIX CORPORATION	OSMOTICS CORPORATION

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Exhibit A

Consent

Exhibit B

Non-compete

Exhibit C

UCSF Agreement

Exhibit D

Skinmedica License